Forward-Looking Statements

This transcript contains “forward- looking” statements, as that term is used in Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are denoted by such words as “continue to be strong”. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the general economic and industry factors and receptiveness of the market to RAE and its products. In addition, our forward- looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and 10-Q filings, available online at http://www.sec.gov. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

RAE Systems Inc. (RAEE.OB)
Q2 2003 Financial Release Conference Call
July 30th2003 11am PST

The Operator:

Ladies and gentlemen, thank you for standing by. Welcome to the RAE Systems quarterly earnings conference call. During the presentation all the participants will be in a listen-only mode. Afterwards we will conduct a question and answer session. At that time, if you have a question please press the 1 followed by the 4 on your telephone. As a reminder, this conference is being recorded Wednesday, July 30th, 2003. I would now like the turn the conference over to Lea-Anne Matsuoka, corporate secretary and treasurer of RAE Systems. Please go ahead ma’am.

Ms. Lea Anne Matsuoka

Thank you. Good morning and thank you for joining us. With me is Bob Chen, our chairman and CEO who’s presently in Europe, and Joseph Ng, our CFO. If you haven’t seen the earnings release, it can be retrieved at www.raesystems.com, or on Business Wire or similar websites. Today, Bob will discuss the second quarter highlights, including RAE’s progress made in the Homeland Security Market. Joseph will review, in detail, the financial results for the quarter ended June 30, 2003.

Before I turn the call over to Bob, I’d like to remind you that the matters that we discuss today include forward looking statements, and as such, are subject to the risks and uncertainties that we discuss in detail in our Forms 10-K and 10-Q filed with the SEC, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. Bob?

Mr. Robert I. Chen

Thank you, Lea Anne and good morning to everyone. It is night time in Europe, and I am in Copenhagen hosting a sales meeting with our European distributors. I would like to take this opportunity to introduce Mr. Tord Wingren, Managing Director for RAE Europe. Mr. Wingren was formerly Managing Director of the Ericsson Mobile Platform, a $200 million operation based in Lund, Sweden. Mr. Wingren, along with Mr. Michael Jorgensen, Director of Sales in Europe, will form the backbone of our operation in Europe.

Today, I will be talking about our results for the second quarter. I will first make a couple of specific comments, highlight some of the details of our financial performance, then I will share my observations of customer needs and focus on why RAE’s wireless sensing solutions are gaining traction with first responders. A first responder can be a fireman, a policeman, or a medic and collectively there are 2.5 million first responders in the U.S. today. Lastly, I will give you a brief update on our initiative with the cargo container security opportunity that we touched on during our last conference call. Joseph, our CFO, will discuss the financial results in more detail following my remarks.

So, first for the quarter’s results. We had a good quarter. Revenue was $7.5 million, a 44% increase over the same period last year. Net profit was $795K, or 2 cents per share compared to a net loss of $10 million, or 23 cent per share last year. The loss last year was primarily the result of a one-time, non-cash merger charge related to the Nettaxi transaction. We continue to win business with our chemical detection solutions. The radiation sensors, GammaRAE, and NeutronRAE, introduced last quarter, have begun to ship in Q2 and we see increasing acceptance of this line among law enforcement, Customs, and Border Protection agencies. In China, sales increased by 31% over the same period last year as our parts-per-billion VOC detection solution is used in indoor air quality applications. Specifically, environmental and health concerns continue to drive regulations requiring the testing of buildings, both residential and industrial, prior to occupancy.

During our Q1 conference call, we described how we bundled our wireless chemical detector, the AreaRAE, into “Crisis Kits”. It has now been formally branded as the “Rapid Deployment Kit.” In Q1, this wireless solution was 4% of our business, and in Q2, it grew to 17% and the trend is continued increasing.

Let me describe how the “Rapid Deployment Kit” works. In an incident, whether accidental or intended (an act of terror if intended), first responders can quickly deploy a self configuring, ad hoc network of sensors surrounding ground zero. Firemen usually don protective garments as they enter this normally hot and toxic zone and stay there only as long as needed to rescue victims. With the AreaRAE solution, the incident commander and his crew can now retreat up to two miles away, and observe the sensor readings sent wirelessly on their control monitor, a rugged PC that is charged and ready in-case. This situation awareness helps first responders make better decisions during emergency response. In a large scale attack, adjacent county/city hazmat teams can join in the rescue and their AreaRAE systems will interoperate. As FEMA funding started to reach counties, we see more hazmat teams, as well as Civil Support Teams deploying our wireless sensing system solution.

In early May, there was a simulated dirty bomb and chemical attack exercise in Chicago and Seattle called TOPOFFII. Our AreaRAE systems, deployed at Boeing Field, captured the measurements and wirelessly relayed them to a local monitor, and in turn, relayed the data to FEMA headquarters over the Internet. The simulated attacks effectively demonstrate how the AreaRAE’s pervasive sensing capability provided life-critical data directly to FEMA coordinators in Virginia.

Now an update on our cargo container security initiative. I must emphasize that this is still very early in the development cycle and revenue is still very much regulation-driven and hence dependent on political process and evolving in different phases.

We started then technical discussion with China International Maritime Cargo Container (CIMC), the world’s largest cargo container maker, as well as our e-seal, and RFID (radio frequency identification) and network partners. We are working to integrate our technologies and plan to prototype the joint solutions during the next few quarters.

Now I will turn the call over to Joseph.

Mr. Joseph Ng

Thank you, Bob. Excuse my voice today I am a little under the weather. First, let me highlight the three (3) areas that have an impact on our Q2 results. Then I will review the pertinent income statement items, and balance sheet.

First, gross margins improved because homeland security applications required high precision products, including the AreaRAE wireless system, that normally come with higher margins.

Second, 13% of Q2 revenue was from spares replacement. Our instruments come with 1 to 5 sensors each and they are guaranteed to work for 2 years. Hence a built-in replacement market that grows with the installed base.

Third, non-cash fair value accounting charges made up 16% our G&A expenses in Q2.

Let me now review the income statement. Total revenue was $7.5 million, up 44% from last year. AreaRAE, our wireless sensing solution grew 366% compared to the same period last year and made up 17% of our Q2 revenue. Because of security concerns, we often cannot announce our customer wins unless we have their clearance. Suffice to say that approximately 50% of our business now is homeland security related.

Geographically, North America grew 47%, Asia 44% and Europe 33%. Together Europe and Asia constitute 22% of our total business, split almost equally between the two territories.

Gross margins were 65% compared to 58% for the quarter a year ago. This is driven by volume, product mix and lower cost of material. As mentioned above, homeland security application required high precision sensing products that are normally high margin.

Sales and marketing expenses were $1.9 million, and accounted for 26% of revenue, up from $1.5 million or 28% of revenue. We began our advertising campaign to support our radiation products that were announced last quarter and we continued to expand our European sales and service infrastructure.

G&A expenses were $1.2 million, and accounted for 16% of revenue, down from $2 million or 38% of revenue. Included in Q2 was 183,000 dollars of a non-cash fair value accounting charge in connection with our Stock Option Plans and warrants recently granted to our investment banking advisor. For the same period last year, $900K of the $2 million was related to non-cash accounting charges.

Legal expenses were minimal in Q2 compared to $166,000 for the same period last year. We settled two Nettaxi lawsuits during the last quarter and the settlement amounts were lower than our accrual. Hence the low legal expenses for the quarter. We should expect between $50K to $75K per quarter prospectively.

Operating margins were $1 million and thirteen thousand or 14% of revenue, compared to a loss a year ago. This works out to 1.8 cents per share.

Tax provision for the quarter was $174K. Net income was $795K or 11% of revenue.

Now a few comments on the balance sheet.

Cash was largely unchanged. We generated $410K cash from operations during the last six months. Current ratio was 2.88 to 1 and there was no long term debt.

Accounts receivable was $3.4 million compared to $2.5 million at year-end. The increase was due to higher sales volume. Day sales outstanding were 43 days. .

Inventory increased over $1 million since year-end. We made a conscious decision before the Iraqi war to build up inventory to avoid delays in shipment should supply chains be affected by the war. We expect inventory to gradually return to a more normal level in the coming quarters.

Now, I would like to take questions. And please, limit yourself to one question per person please. Thank you.

The Operator:

Ladies and gentlemen, if you would like to register a question please press the 1 followed by the 4 on your telephone. You will hear a three tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3. If you are using a speakerphone, please lift your handset before entering your request. One moment please for the first question.

As a reminder ladies and gentlemen to register a question, please press the 1 followed by the 4.

The first question comes from the line of Gary Shemano with Shemano Group. Please go ahead sir.

Mr. Gary Shemano:

Hello, congratulations on good earnings. Question: you mentioned that you had given warrants to your banker. I’d like to know how many you gave to the banker, and who is the banker, and what service did they provide?

Mr. Joseph Ng:

We have retained Jefferies/Quarterdeck. They are based in New York City, and we have provided 450,000 shares of options of warrants at market value. And they are helping us to look at our financing options.

Mr. Gary Shemano:

And they got 400 some-odd thousand options to help you look at things?

Mr. Joseph Ng:

450,000. That’s correct.

Mr. Gary Shemano:

And you expense those out?

Mr. Joseph Ng:

Pardon me?

Mr. Gary Shemano:

Did you expense those out?

Mr. Joseph Ng:

Yes, we did. It would be amortized over two years. The impact on this quarter was 27,000 dollars.

Mr. Gary Shemano:

OK, thank you.

The Operator:

As a reminder ladies and gentlemen to register a question, please press the 1 followed by the 4. The next question comes from the line of Tom Lahey, private investor. Please go ahead, sir.

Mr Tom Lahey:

Hi, I would like to ask the question to follow up on Mr. Shemano’s question with respect to investment banking. What is the necessity of financing at this point when you’re cash rich and we see the same or lesser growth with respect to Homeland Security? I don’t understand what the role of Jefferies was for financing consulting.

Mr. Joseph Ng:

We are looking at the options for growth and I would like to get Mr. Chen to talk about the technology needs that we have.

Mr. Tom Lahey:

OK.

Mr. Bob Chen:

OK, we see several big government contracts on the horizon. In order to support our rapid growth, we anticipate the need for some growth capital to address new opportunities. As our business grew, we set up some good infrastructure in the manufacturing area, and the distribution and technology areas. We are interested in various business opportunities that are synergistic to us. To that extent, we are thinking about a possible acquisition for us to grow.

Mr. Tom Lahey:

Thank you, that sounds excellent.

The Operator:

The next question comes from the line of David Baker who is with Core Fund Management. Please go ahead sir.

Mr. David Baker:

Congratulations on a great quarter. Can you please address the size of the cargo container security opportunity for the company and what that could mean going forward?

Mr. Joseph Ng:

There are 16 million cargo containers around the world and seven million hit the US shores every year. That works out to be about 17 thousand per day. So we are working with container makers. CIMC, which Mr. Chen talked about, is a 40 to 50 percent market-share player. So we are working with them to install our sensor buff into their units so that they can offer anti-terror or anti-theft options to their users. That could be large companies from the US that are importing. The market is huge. The revenue is very large. But at this point it is dependent on the political process and we do not—we are not in a position to state the potential revenue.

Mr. David Baker:

Thank you.

The Operator:

Ladies and Gentlemen, to register a question please press the 1 followed by the 4.

I’m not showing any further questions at this time. Please continue with your closing remarks or additional comments.

Mr. Joseph Ng:

Thank you very much, everybody.

Mr. Bob Chen:

Thank you.

Mr. Joseph Ng:

Thank you.

The Operator:

Ladies and Gentlemen, that does conclude your conference call for today. We thank you for your participation and ask that you please disconnect your line.

[END OF CONFERENCE CALL]